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                                                   One Matthews Court, Suite F
                                                   P.O. Box 22509
                                                   Hilton Head Island, SC 29926
                                                   843-681-4246
                                                   843-681-4349


           CONTRACT


This Contract is made and entered into this 1st day of January, 2000, by and between Stockcom, Inc., at 1 Matthews Court, Suite F, Hilton Head Island, South Carolina 29926, and ichargeit, Inc. at 2184 West 190th Street, Torrance, California 90504.

WHEREAS, ichargeit, Inc. desires to retain Stockcom, Inc. and Stockcom, Inc. agrees to provide its specialized service to ichargeit, Inc. on behalf of ichargeit, Inc. listed herein.

NOW THEREFORE, in consideration of the premises, mutual covenants, and agreements herein, the parties agree as follows:

1. ichargeit, Inc., Inc. appoints Stockcom, Inc. to provide its services for a three-month period to begin the date of this Contract.

2.     During the three-month Contract, Stockcom, Inc. agrees to:

       a) Create, print and mail announcement cards to entire broker and investor database of designated company.

       b) Create, print and mail 250 updated Corporate Profiles monthly to database.

       c) Provide and print the envelopes, and provide postage to mail all Situation Profiles created by Stockcom.

       d) Establish a real time "Wall Street Marketing Team" of active participants in ichargeit, Inc's. stock.

       e)     E-mail blast all brokers/investors interested in updates via
              Internet.

       f) Follow-up with telephone calls to all brokers who receive Situation Profiles.

       g) Create an active regional and industry oriented database of potential brokers/investors while continually following up established database.

       h) Discuss and mail out all News Releases to interested brokers/investors.

       i) Follow up all "exclusive" investment leads provided by ichargeit, Inc. and report to ichargeit, Inc. results of investor leads.


STOCKCOM, INC.

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January 3, 2000
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       j)     Provide daily list of brokers requesting IR packages to be mailed by ichargeit, Inc.

       k)     Provide 200 Situation Profiles for internal needs or trade shows.

       l) Provide weekly and monthly reports of activities and progress by Stockcom, Inc.

       m)     Second level reporting for real-time market maker activities.

3. ichargeit, Inc. agrees to pay the full compensation to Stockcom, Inc. in the following increments: $4,000 upon signature of contract; $4,000 due on the fifteenth day of each month for February and March.

4. This contract contains the entire understanding of the parties and may not be changed except in writing by all parties. The provisions hereof are severable, and if any one or more provisions shall be determined to be unenforceable, the remaining provisions shall remain as binding between the parties. This Contract is entered into Beaufort County, South Carolina, and if breached, may be enforced in a Beaufort County court. All Parties waive a trial by jury.

5. Stockcom, Inc. shall be entitled to an additional 20 percent of the dept owed by ichargeit, Inc., Inc. as attorney fees, plus 15 percent per annum interest from the date the dept was originally due to be paid if: ichargeit, Inc., Inc. breaches this Contract; and this matter is referred to an attorney for collection.

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the day and year first above written.


For Stockcom, Inc:

By:                                         Title:
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For ichargeit, Inc., Inc:

By:                                         Title:
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